EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on December 31, 2025

Thousands of Dollars
ASSETS
Cash and balances due from depository institutions:	649,326
Securities:	1,109
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	26,573
Premises and fixed asset	25,283
Other real estate owned:	0
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	70,506
Total Assets:	772,799

Thousands of Dollars
LIABILITIES
Deposits	5,130
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	98,259
Total Liabilities	103,389

Thousands of Dollars
EQUITY CAPITAL
Common Stock	1,000
Surplus	359,386
Retained Earnings	309,018
Accumulated other comprehensive income	6
Total Equity Capital	669,410
Total Liabilities and Equity Capital	772,7